Exhibit 11
Pinnacle Entertainment, Inc.
Computation of Earnings Per Share

	For the three months ended December 31,
	Basic			Diluted (a)
	2009	2008	2007	2009	2008	2007
	(in thousands, except per share data)
Average number of common shares outstanding	60,080	59,981	59,852	60,080	59,981	59,852
Average common shares due to assumed conversion of stock options	—	—	—	—	—	—

Total shares	60,080	59,981	59,852	60,080	59,981	59,852

Income (loss) from continuing operations, net	$(242,326)	$(297,783)	$(18,004)	$(242,326)	$(297,783)	$(18,004)
Income (loss) from discontinued operations, net	306	85	(1,192)	306	85	(1,192)

Net income (loss)	$(242,020)	$(297,698)	$(19,196)	$(242,020)	$(297,698)	$(19,196)

Per share data:
Income (loss) from continuing operations, net	$(4.03)	$(4.97)	$(0.30)	$(4.03)	$(4.97)	$(0.30)
Income (loss) from discontinued operations, net	0.00	(0.00)	(0.02)	0.00	(0.00)	(0.02)

Net income per share	$(4.03)	$(4.97)	$(0.32)	$(4.03)	$(4.97)	$(0.32)

	For the years ended December 31,
	Basic			Diluted (a)
	2009	2008	2007	2009	2008	2007
	(in thousands, except per share data)
Average number of common shares outstanding	60,056	59,966	59,221	60,056	59,966	59,221
Average common shares due to assumed conversion of stock options	—	—	—	—	—	—

Total shares	60,056	59,966	59,221	60,056	59,966	59,211

Income (loss) from continuing operations, net	$(257,830)	$(370,196)	$44	$(257,830)	$(370,196)	$44
Income (loss) from discontinued operations, net	(472)	47,599	(1,450)	(472)	47,599	(1,450)

Net income (loss)	$(258,302)	$(322,597)	$(1,406)	$(258,302)	$(322,597)	$(1,406)

Per share data:
Income (loss) from continuing operations, net	$(4.29)	$(6.17)	$0.00	$(4.29)	$(6.17)	$0.00
Income (loss) from discontinued operations, net	(0.01)	0.79	(0.02)	(0.01)	0.79	(0.02)

Net income per share	$(4.30)	$(5.38)	$(0.02)	$(4.30)	$(5.38)	$(0.02)

(a)	When the computed diluted values are antidilutive, the basic per share values are presented on the face of the Consolidated Income Statements.